Exhibit 5.1

Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 S. Seventh Street Minneapolis, Minnesota 55402 +1 612 766 7000 main +1 612 766 1600 fax
September 2, 2022
Brickell Biotech, Inc.
5777 Central Avenue, Suite 102
Boulder, CO 80301
Ladies and Gentlemen:
We have acted as counsel to Brickell Biotech, Inc., a Delaware corporation (the “Company”), in connection with the accompanying Registration Statement on Form S-1 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of the offer and resale from time to time, pursuant to Rule 415 under the Securities Act, by Lincoln Park Capital Fund, LLC (the “Selling Stockholder”) of up to 1,750,000 shares (the “Offered Common Stock”) of the Company’s common stock, par value $0.01 per share, which may be issued to the Selling Stockholder pursuant to the Purchase Agreement (defined below).
The Company is registering the resale of the Offered Common Stock pursuant to its obligations under the registration rights agreement, dated as of February 17, 2020 (the “Registration Rights Agreement”), between the Company and the Selling Stockholder. The Offered Common Stock may be issued to the Selling Stockholder in one or more private placements pursuant to the purchase agreement, dated February 17, 2020 (the “Purchase Agreement” and, together with the Registration Rights Agreement, the “Transaction Documents”).
This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.
For purposes of this opinion letter, we have reviewed (i) the Amended and Restated Certificate of Incorporation of the Company, as amended to the date hereof (the “Certificate of Incorporation”), (ii) the Amended and Restated Bylaws of the Company, as amended to the date hereof, (iii) the Transaction Documents, (iv) the Registration Statement and (v) the proceedings taken by the Company in connection with the authorization of the issuance of the Offered Common Stock. We have also examined originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records of the Company and other records, agreements, instruments, certificates of public officials and representatives of the Company, and documents as we have deemed necessary as a basis for the opinion hereinafter expressed and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate for the purposes of the opinion hereinafter expressed.
We have relied upon certificates of public officials as to the accuracy of all matters addressed therein and, with respect to certain factual matters, upon certificates of and information provided by officers and employees of the Company as to the accuracy of such factual matters, in each case without independent verification thereof or other investigation. We have assumed, without investigation, the following: (a) the genuineness of signatures, including electronic signatures, appearing upon agreements, instruments, certifications, documents, and proceedings, (b) each document submitted to us for review is accurate and complete, each such document that is an original is authentic and each such document that is a copy conforms to an authentic original, (c) the legal capacity of natural persons who are involved on behalf of the Company to enter into and perform the referenced instrument or agreement or to carry out their role in the transactions contemplated thereby, (d) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, documents, instruments, certificates and records we have reviewed, (e) the absence of any undisclosed modifications to the agreements and instruments reviewed by us, (f) that the Registration Statement and any amendments relating thereto shall have become effective under the Securities Act and will continue to be effective, and (g) that any proceedings taken by the Company prior to or on the date hereof in connection with the authorization of the issuance of the Offered Common Stock are not modified or rescinded subsequent to the date hereof.
Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance of the Offered Common Stock and, when the Offered Common Stock is issued and delivered by the Company to the Selling Stockholder and paid for by the Selling Stockholder in accordance with the terms of the Purchase Agreement, such Offered Common Stock will be validly issued, fully paid and non-assessable.
Our opinion set forth herein is limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of any other laws.
This opinion letter is rendered as of the date first written above, and we assume no responsibility for updating this opinion letter or the opinion set forth herein to take into account any event, action, interpretation or change in law or facts occurring subsequent to the date hereof that may affect the validity of such opinion. This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Offered Common Stock.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to being named in the Registration Statement under the caption “Legal Matters” with respect to the matters stated therein without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

By:	/s/ Jonathan R. Zimmerman
Jonathan R. Zimmerman, Partner
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